Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 28, 2012

About Barclays

Overview

Barclays is a major global financial services provider engaged in personal banking, credit cards, corporate and investment banking and wealth and investment management with an extensive international presence in Europe, the Americas, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs 140,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide.


Barclays
Retail and Business Banking
Corporate and Investment Banking
Wealth and Investment Management

Barclays PLC Q1 2012 Results

Performance Highlights	
Adjusted[1] profit before tax	
Q1 2012	£2,445 million
FY 2011	£5,590 million
Adjusted return on equity	
Q1 2012	12.2%
FY 2011	6.6%
Liquidity pool	
Q1 2012	£173 billion
FY 2011	£152 billion
Total Assets[2]	
FY 2011	£1.56 trillion

1. Excludes: the impact of own credit; the impairment of the investment in BlackRock, Inc.; the provision for PPI redress; and gains and losses on acquisitions and disposals
2. As of December 31, 2011

Ratings for Barclays Bank PLC long-term debt include:

Fitch Rating (Long Term)	A (stable)
S&P Rating (Long Term)	A+ (stable)
Moody's Rating (Long Term)	A2 (negative)

Performance by Business

£m	Income net of insurance claims	Impairment charges and other credit provisions	Operating expenses	Adjusted profit before tax[3]
UK RBB	1,077	(76)	(666)	334
Barclaycard	990	(232)	(418)	349
Europe RBB	243	(72)	(217)	(43)
Africa RBB	830	(107)	(548)	177
Investment Bank	3,464	(75)	(2,145)	1,266
Corporate Banking	824	(207)	(397)	219
Wealth and Investment Management	451	(7)	(384)	60
Head Office	259	(2)	(174)	83
Barclays PLC Group	8,138	(778)	(4,949)	2,445

3. Includes £34 million of other net income

Risk Weighted Assets (£bn)


391
394
FY 2011
Q1 2012
RWAs

Capital Ratios (%)


11.0
10.9
FY 2011
Q1 2012
Core Tier 1

Barclays Bank PLC has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and the offering. Investors may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange to send you the prospectus if you request it by calling toll-free +1 877 282 6527 or you may request a copy from any other dealer participating in the relevant offering.

© 2012 Barclays Bank PLC. All rights reserved. Barclays and the Barclays eagle logo are trademarks of Barclays Bank PLC.

June 2012